EMPLOYMENT AGREEMENT



THIS EMPLOYMENT AGREEMENT, dated as of November 1, 2000, is made by and between First American Capital Corporation, a Kansas corporation (the "Company"), and Phillip M. Donnelly ("Executive").

RECITALS

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term of Employment.

	(a)	Initial Term; Effective Date. Subject to the terms and
conditions set forth herein, the Company hereby employs Executive, and Executive hereby accepts such employment, which shall commence on the Effective Date (as defined below) and shall terminate as of the earliest of:

		i.	two (2) years from the Effective Date ("Initial Term"); or

	ii.	the earliest occurrence of an event described in Section 13(a)
of this Agreement.

	For purposes of this Agreement, the term "Effective Date" shall mean November 1, 2000.

	(b)	Renewal Terms. Following the expiration of the Initial Term, unless this Agreement has previously terminated in accordance with Section 1(a) hereof, this Agreement shall automatically renew for consecutive one-year periods ("Renewal Terms"); provided, however, that either party may terminate this Agreement effective as of the expiration of the Initial Term or any renewal Term by giving the other party written notice of such termination at least thirty(30) days prior to the expiration of such Initial Term or any Renewal Term.

2.	Duties of Executive. Executive shall be initially employed in the position of Secretary/Treasurer, to perform the duties normally attendant with and incident to such position, as more fully described in the Bylaws of the Company, and as assigned to Executive by the President or the Board of Directors of the Company.

3.	Extent of Services. Executive shall devote full time during normal business hours to the business of the Company (other than as permitted and directed by the President). Executive shall not be precluded outside normal business hours from other business activities so long as such other business activities do not detract from Executive's activities on behalf of the Company.

4.	Compensation. During the term of this Agreement and for all services rendered by Executive to or for the Company:

	(a)	Base Salary. The Company shall pay Executive a gross annual
base salary of Seventy Thousand Dollars ($70,000) ("Base Salary"), which shall be paid in monthly installments in arrears. The payment of compensation authorized under this Agreement shall be subject to applicable withholdings for federal, state and local taxes and for other reductions authorized by Executive under authorized employee benefit plans. The Board of Directors of the Company shall review the Base Salary of Executive at least annually and shall adjust the same as the Board deems appropriate.

	(b)	Incentive Bonus.  Only with respect to new life insurance
business directly generated by the FA2000, traditional term and universal products of First Life America Corporation ("FLAC") from and after November 1, 2000, Executive shall be eligible to receive a monthly incentive bonus equal to one percent (1%) of first-year target insurance premium collected and recorded as revenue by FLAC (not including any overfunding payments by a policyholder) ("Monthly Incentive Bonus"). Only with respect to new life insurance business directly generated by the FA2000 product of FLAC during the time period commencing on the Effective Date and ending two
(2) years thereafter, Executive shall be eligible to receive a monthly incentive bonus equal to one percent insurance premium collected and recorded as revenue by FLAC (not including any overfunding payments by a policyholder) ("FA2000 Renewal Bonus"). Any Monthly Incentive Bonus and any FA2000 Renewal Bonus shall be payable at the end of each month in which the underlying target insurance premium has been collected and recorded as revenue by FLAC. Without limitation, it is acknowledged and agreed by the parties hereto that nothing herein provides for any incentive bonus on insurance business of FLAC comprised of annuities, single-premium juvenile products (or products derivative therefrom) or acquired, assumed, reinsured or coinsured insurance business, or any other products not expressly provided for herein.

(c)	Other Bonus. The Board of Directors may, at is discretion,
grant performance bonuses to Executive based on outstanding performance.

5.	Executive Benefits. During the term of Executive's employment hereunder, Executive shall be eligible to participate in employee benefit plans or programs of the Company, if any, generally made available to all other employees of the Company, subject to the eligibility criteria, rules, plan provisions and regulations applicable to such plans. At this time, the plans and programs to be made available to Executive are set forth on Exhibit A attached hereto. Nothing contained herein shall be construed as negating or limiting the ability of the Company to amend, modify or terminate such employee benefit plans or programs, in its sole discretion.

6.	Expenses. The Company shall reimburse Executive for Executive's reasonable travel, meals, entertainment and other similar expenses reasonably incurred in the performance of Executive's duties, as long as such expenses are accompanied by valid receipts and any other documentation required pursuant to any applicable Company policy.
Any expenses not so approved or not accompanied by appropriate receipts shall not be reimbursed.



7.	Disclosure of Information.

(a)	Executive acknowledges that, in and as a result of employment hereunder, he will be making use of, acquiring knowledge of and/or adding to confidential or proprietary information relating to the Company and its affiliates, including, without limitation, the Company's lists of customers and accounts, systems, procedures, policies, manuals, advertising, marketing plans, marketing strategies, trade secrets, business plans, financial data, strategies, methods of conducting business, price lists, formulas, processes, procedures, standards, know-how, manuals, techniques, technology, confidential reports and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of the Company or any subsidiary, parent or other affiliate of the Company (collectively, "Confidential Information"). As a material inducement to the Company to enter into this Agreement, Executive covenants and agrees that he shall not, at any time, during or following the term of his employment with the Company, directly, except in furtherance of the Company business and in accordance with the Company policies, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information.

(b)	Upon termination of employment with the Company, whether
such termination was by Executive or the Company, all documents, records, notebooks and similar repositories of or documents containing any Confidential Information, including all existing copies or extractions thereof, then in Executive's possession or in Executive's control, whether prepared by him or others, shall be the sole property of the Company. Upon termination, all documents, records, notebooks and similar repositories of or documents containing any Confidential information, including all existing copies or extractions thereof, shall be promptly returned to the Company.

(c)	Executive shall disclose and assign to the Company all
inventions and processes, whether or not patentable, made by him individually or jointly with others in the performance of the duties of his employment with the Company. Termination of this Agreement shall not release Executive from this obligation.




(d)	Executive expressly agrees that he will not assert any
rights to any ideas, inventions, discoveries, concepts, and methods, or improvements thereof, or know-how related thereto of the Company or its affiliates. All such ideas, inventions, discoveries, concepts, and methods, or improvements thereof, are and shall be the sole and absolute property of the Company or its affiliates.

8.	Restrictive Covenant. By his employment with the Company,
Executive will acquire additional and intimate knowledge about the customers, financial data, price and business negotiations and business techniques of the Company, as they may now exist or as they may be developed in the future. Executive acknowledges and agrees that he will utilize the Company's ideas, techniques and expertise in performing his duties hereunder.

In order to avoid the inadvertent disclosure of the Company's confidential matters, and as consideration for all of the benefits provided to Executive hereunder, Executive hereby covenants and agrees that during his employment with the Company and for two (2) years from and after the effective date of the termination of his employment with the Company, Executive shall not, directly, either by himself or through others, or as an individual, partner, employee, agent, officer, stockholder or otherwise:

(a)	solicit, divert, take away or attempt to take away the business of the Company's present or past customers, or the customers of any affiliated or related companies of the Company, in any business or enterprise competing with the Company or any affiliated or related companies of the Company, or do anything to impair the prospects of sales or business retention of the Company or any affiliated or related companies of Company, including, without limitation, accept any commission, compensation or benefit, directly or indirectly, on any product written in replacement of any product produced or underwritten by the Company or any affiliated or related companies of the Company; or

(b)	solicit, hire, employ or endeavor to employ any of the Company's employees or employees of any affiliated or related companies of the Company or agents or agency personnel of Company or any affiliated or related Companies of Company; or

(c)	be associated with or employed in any sales or production
capacity by or on behalf of any person, partnership, firm, corporation or other business association engaged or seeking to engage in any business or enterprise competing directly or indirectly with the Company or any affiliated or related companies of the Company.

For purposes of this paragraph, the references to "employee" shall be any individual employed by the Company at the time of such hiring, solicitation or other act, or any individual so employed at any time during the six (6) month period preceding such hiring, solicitation or other act.

9.	Accounting for Profits. Executive covenants and agrees that, if he shall violate any of his covenants or agreements under Sections 7 or 8 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or under this Agreement.

10.	Reasonableness of Restrictions.

(a)	Executive has carefully read and considered the provisions
of Sections 7, 8 and 9 hereof and, having done so, agrees that the restrictions set forth therein (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in Section 8 hereof) are fair and reasonable and are reasonably required for the protection of the interests of the Company.

(b)	Executive represents that his experience, capabilities and
personal assets are such that this Agreement does not deprive him from either earning a livelihood in the unrestricted business activities which remain open to him or from otherwise adequately and appropriately supporting himself and his family.

(c)	In the event that any of the provisions of Sections 7, 8
or 9 shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 7 or 8 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.



11.	Conflict of Interest. Executive agrees and acknowledges that he is to devote his entire business time arid effort to the Company's business (other than as permitted and directed by the President) and shall not be engaged in any personal fmancial interest which may be in conflict with the interest of the Company. Executive acknowledges and agrees that he will not accept the receipt of payments, gifts, entertainment, or other fees which go beyond common courtesies usually associated with accepted business practices and which might be regarded as placing him under some obligation to a third party dealing with or desiring to deal with the Company. This does not preclude the acceptance of items of minor or nominal value of which are of such nature as would indicate they are merely tokens of respect or friendship and not related to any particular transactions. Executive agrees that during the course of his employment hereunder he shall not accept any additional fees, compensations, commissions, wages, salaries or remuneration from a third party, without the consent of the President of the Company.

12.	Termination of Employment.




(a)	The employment of Executive under this Agreement, during either the Initial Term or Renewal Term, will terminate as of the earliest of:

i.	Death of the Executive;

ii.	In the event Executive's disability resulting in an inability to perform his essential job functions with or without a reasonable accommodation for a period of, in general, ninety (90) consecutive days, as determined in the sole discretion of the Company and in compliance with applicable law;

iii.	By the mutual written agreement of Executive and the Company;

iv.	Immediately upon a determination by the Company that "cause" exists for such termination;

v.	Immediately upon the effective date of FLAC's discontinuance of offering for sale the FA2000 product in Kansas;

vi.	Thirty (30) days after notice is given by the Company in the event termination of Executive is without "cause"; and

vii.	Thirty (30) days after notice is given by Executive in the
event he resigns from his employment.

(b)	For purposes of this Agreement, the term "cause" shall include, without limitation, Executive's material breach of this Agreement, fraud against the Company, misappropriation of the Company's assets, embezzlement, theft, malfeasance, willful misconduct, material failure to follow the Company's rules and regulations, neglect of material duties Executive is required to perform under this Agreement, and the conviction or guilty or nob contendere plea to a crime involving drug abuse, violence, dishonesty or theft.

(c)	In the event employment of the Executive is terminated pursuant to any of Sections 13(a)(i), 13(a)(ii), 13(a)(v) or 13(a)(vi):

i.	The Company shall provide a severance payment to Executive (or, in the case of death, his estate) in an amount equal to one (1) year's Base Salary. Severance payments referred to in this Section 1 3(c)(i) will commence within thirty (30) days of termination and will be paid in twelve (12) equal monthly installments; and

ii.	The Company shall continue to pay the Executive (or, in the
case of death, his estate) the FA2000 Renewal Bonus, as more fully described in Section 4(b) hereof, for the number of calendar year(s) following the date of termination that is equal to the number of complete calendar year(s) of service that the Executive provides to the Company commencing on June 1, 1999.




(d)	Other than as expressly provided herein, the Company shall have no further liability to Executive under this Agreement for the payment of unaccrued compensation or benefits under Sections 4 and 5, including, without limitation, any incentive bonus, following the termination of Executive's employment hereunder, except for any benefits that by law must continue after Executive's termination.

(e)	At any time during the term of this Agreement and, specifically, after notice of termination of this Agreement by either party, the Company may, in its discretion, exclude Executive from the Company's workplace.

13.	Delegation of Duties and Assignment of Rights. Executive may not
delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of the Company. Any such purported delegation or assignment in the absence of any such written consent shall be void. The Company may assign all of its rights and obligations under this Agreement in writing, with notice to Executive, to a person or entity acquiring the principal assets used or useful in the operation of the Company's business or portion thereof for which Executive is involved. In the event of an assignment by the Company, each reference in this Agreement to the Company shall include the assignee from and after the date of such assignment.

14.	Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Executive, and their respective heirs, personal and legal representatives, successors and permitted assigns. Executive shall have no right or power to assign this Agreement.

15.	Governing Law. The construction and interpretation of this
Agreement shall at all times and in all respects be governed by the laws of the State of Kansas. The parties agree that appropriate jurisdiction and venue in any actions relating to this Agreement and the subject matter hereof shall be in the District Courts of Shawnee County, Kansas.

16.	Severability. The provisions of this Agreement (including
particularly, but not limited to, the provisions of Sections 7, 8 and 9 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

17.	Notices. Any notice required to be given hereunder shall be
sufficient and deemed given when in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, or by courier service, to his last known residence in the case of Executive, and to its principal office in the case of the Company,
Attn: President of the Company.

18.	Remedies. Executive acknowledges and agrees that a breach
by him of the provisions of this Agreement will cause the Company irreparable injury and damage. Executive, therefore, expressly agrees that the Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part thereof by Executive, or by Executive's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him, and to secure its enforcement, in addition to any other remedy to which the Company might be entitled. Executive and the Company expressly waive the posting of any bond or surety required prior to the issuance of an injunction hereunder. However, in the event that the court refuses to honor the waiver of bond hereunder, Executive and the Company hereby expressly agree to a bond in the amount of $100. Any and all of the Company's remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

19.	JURY TRIAL. THE COMPANY AND EXECUTIVE HEREBY WAWE TRIAL BY
JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATFER ARISING OUT OF OR IN ANY WAY CONNECTED OR RELATED TO THIS AGREEMENT.

20.	Termination of Prior Agreements. All prior agreements and/or arrangements, oral or written, relating to the employment of the Executive by the Company and/or its subsidiaries, including the termination of such employment, are hereby terminated and superseded by this Agreement.

21.	Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Company and Executive with respect to the employment herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of or breach of this Agreement at any time shall be deemed a waiver of any other provision or subsequent breach of this Agreement at such time or will be deemed a valid waiver of such provision or subsequent breach at any other time.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the day and year first above written.


THE COMPANY:	EXECUTIVE:

FIRST AMERICAN CAPITAL
CORPORATION

By:  /s/ Rick Meyer	/s/ Phillip M. Donnelly
Name: Rick D. Meyer	Phillip M. Donnelly
Title: President










EXHIBIT A

Benefit Plans


1.	Health insurance for Executive and his dependents.

2.	Term life insurance on the life of Executive in the amount of $100,000.

3.	401(k) or similar plan (with employer matching of _____% of first
 _____% deferred by Executive).

4.	Executive shall be entitled to three (3) weeks vacation per year, to be taken at times during the year at the discretion of Executive. However, in scheduling said vacation, Executive agrees to do so in such a manner that will not materially adversely impact upon the operations of the Company.

5.	Stock options available pursuant to any plan adopted by the Company.

6.	Disability insurance.
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	5
	6
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	EXIIIBIT A
6.Disability insurance.